Exhibit 99

GORMAN-RUPP REPORTS FOURTH QUARTER AND FULL-YEAR 2024 FINANCIAL RESULTS

Mansfield, Ohio – February 7, 2025 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•	Net sales of $162.7 million increased 1.3%, or $2.1 million, compared to the fourth quarter of 2023

•	Fourth quarter net income was $11.0 million, or $0.42 per share, compared to net income of $9.0 million, or $0.34 per share, for the fourth quarter of 2023

•	Interest expense decreased due to debt refinancing in the second quarter of 2024 and reduced debt levels

•	Incoming orders for the fourth quarter of 2024 increased 15.8%, compared to the fourth quarter of 2023

Net sales for the fourth quarter of 2024 were $162.7 million compared to net sales of $160.6 million for the fourth quarter of 2023, an increase of 1.3% or $2.1 million. The increase in sales was due primarily to the impact of pricing increases taken in the first quarter of 2024.

Sales increased $6.6 million in the municipal market and $2.2 million in the repair market due to domestic flood control and wastewater projects related to increased infrastructure investment. Sales also increased $2.0 million in the agriculture market. These increases were offset by a sales decrease of $5.8 million in the fire suppression market primarily resulting from backlog returning to more normal levels. Fire suppression sales in 2023 were up significantly compared to 2022 as the Company was working to return backlog and lead times to normal levels, which resulted in higher 2023 sales and a tougher year-over-year comparison for 2024. Sales for the fourth quarter of 2024 also decreased $0.9 million in the petroleum market, $0.8 million in the construction market, $0.7 million in the industrial market, and $0.5 million in the OEM market.

Gross profit was $49.2 million for the fourth quarter of 2024, resulting in gross margin of 30.2%, compared to gross profit of $50.9 million and gross margin of 31.7% for the same period in 2023. The 150 basis point decrease in gross margin included a 220 basis point increase in labor and overhead expenses driven by increased healthcare costs. The increase in labor and overhead expenses was partially offset by a 70 basis point improvement in cost of material, which consisted of a 140 basis point improvement from the realization of selling price increases partially offset by an increase in LIFO2 expense of 70 basis points.

Selling, general and administrative (“SG&A”) expenses were $25.0 million and 15.4% of net sales for the fourth quarter of 2024 compared to $26.0 million and 16.2% of net sales for the same period in 2023.

Operating income was $21.1 million for the fourth quarter of 2024, resulting in an operating margin of 13.0%, compared to operating income of $21.8 million and operating margin of 13.6% for the same period in 2023. Operating margin in the fourth quarter of 2024 decreased 60 basis points compared to the same period in 2023 primarily due to increased labor and overhead expenses, partially offset by decreased SG&A expenses.

Interest expense was $6.7 million for the fourth quarter of 2024 compared to $10.1 million for the same period in 2023. The decrease in interest expense was due primarily to a series of refinancing transactions the Company completed on May 31, 2024 as well as a decrease in outstanding debt.

Net income was $11.0 million, or $0.42 per share, for the fourth quarter of 2024 compared to net income of $9.0 million, or $0.34 per share, in the fourth quarter of 2023.

Adjusted EBITDA1 was $29.0 million and 17.8% of sales for the fourth quarter of 2024 compared to $29.1 million and 18.2% of sales for the fourth quarter of 2023.

Full-Year 2024 Highlights

•	Net sales of $659.7 million increased 0.1%, or $0.2 million, compared to 2023

•	Net income was $40.1 million, or $1.53 per share, compared to net income of $35.0 million, or $1.34 per share, in 2023

•	Adjusted earnings per share[1] for 2024 and 2023 were $1.75 and $1.37, respectively

•	Adjusted EBITDA[1] of $124.6 million for 2024 increased $2.9 million, or 2.4%, from $121.7 million in 2023

•	Total debt decreased $43.0 million, further improving leverage

Net sales for 2024 were $659.7 million compared to net sales of $659.5 million for 2023, an increase of 0.1% or $0.2 million. The increase in sales was due primarily to the impact of pricing increases taken in the first quarter of 2024.

Sales increased $21.5 million in the municipal market and $5.3 million in the repair market due to domestic flood control and wastewater projects related to increased infrastructure investment, $2.6 million in the OEM market primarily related to computer cooling, and $1.0 million in the petroleum market primarily driven by increased international refueling applications. Offsetting these increases was a decrease of $22.1 million in the fire suppression market primarily resulting from backlog returning to more normal levels. Fire suppression sales in 2023 were up significantly compared to 2022 as the Company was working to return backlog and lead times to normal levels, which resulted in higher 2023 sales and a tougher year-over-year comparison for 2024. Fire suppression incoming orders for 2024 were up 1.5% when compared to 2023. Sales in 2024 also decreased $5.5 million in the industrial market, $1.8 million in the construction market, and $0.8 million in the agriculture market.

Gross profit was $204.3 million for 2024, resulting in gross margin of 31.0%, compared to gross profit of $196.3 million and gross margin of 29.8% in 2023. The 120 basis point increase in gross margin included a 200 basis point improvement in cost of material, which consisted of a reduction in LIFO2 expense of 30 basis points, a favorable impact of 20 basis points related to the amortization of acquired Fill-Rite customer backlog which occurred in 2023 and did not reoccur in 2024, and a 150 basis point improvement from the realization of selling price increases. These improvements were partially offset by an 80 basis point increase in labor and overhead expenses as a percent of sales driven by increased healthcare costs.

SG&A expenses were $100.5 million and 15.2% of net sales in 2024 compared to $96.7 million and 14.7% of net sales in 2023. SG&A expenses for 2024 included $1.3 million of refinancing transaction costs and a $1.1 million gain on the sale of a fixed asset. SG&A expenses increased due to healthcare costs, as well as increased selling activity.

Operating income was $91.4 million for 2024, resulting in an operating margin of 13.9%, compared to operating income of $87.0 million and operating margin of 13.2% in 2023. Operating margin in 2024 increased 70 basis points compared to the same period in 2023 primarily due to improved cost of material, partially offset by increased labor, overhead, and SG&A expenses.

Interest expense was $33.6 million for 2024 compared to $41.3 million in 2023. The decrease in interest expense was due primarily to a series of debt refinancing transactions the Company completed on May 31, 2024. In addition to reducing interest expense, the refinancing also extended and staggered the Company’s debt maturities. The Company upsized, amended, and extended the existing Senior Term Loan Facility from $350.0 million to $370.0 million, amended and extended the existing $100.0 million revolving Credit Facility, and issued $30.0 million in new 6.40% Senior Secured Notes. The proceeds from these transactions, as well as $10.0 million of cash on hand, were used to retire the Company’s $90.0 million unsecured Subordinated Credit Facility.

Other income (expense), net was $7.3 million of expense for 2024 compared to $1.8 million of expense in 2023. Other expense for 2024 included a $4.4 million write-off of unamortized previously deferred debt financing fees and a $1.8 million prepayment fee related to the early retirement of the unsecured Subordinated Credit Facility.

Net income was $40.1 million, or $1.53 per share, for 2024 compared to net income of $35.0 million, or $1.34 per share, for 2023. Adjusted earnings per share1 for 2024 were $1.75 per share compared to $1.37 per share for 2023.

Adjusted EBITDA1 was $124.6 million and 18.9% of net sales for 2024 compared to $121.7 million and 18.5% of net sales for 2023.

The Company’s backlog of orders was $206.0 million at December 31, 2024 compared to $218.1 million at December 31, 2023. Incoming orders for 2024 were $659.3 million, or an increase of 6.8%, compared to 2023.

Net cash provided by operating activities for 2024 was $69.8 million compared to $98.2 million for 2023 with the decrease driven primarily by the timing of deferred revenue and customer deposits and accrued liabilities and expenses. Capital expenditures for 2024 were $14.3 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2025 are presently planned to be approximately $20.0 million. Total debt decreased $43.0 million during 2024.

Scott A. King, President and CEO, commented, “We are pleased that we achieved an improvement in gross margin and operating income in 2024, as well as a 28% increase in adjusted earnings per share for the year. We also reduced our debt by $43 million, which along with our refinancing in the second quarter of 2024, resulted in a significant reduction in interest expense and positions us well to further reduce our debt and interest expense going forward. In addition to our strong operating results, we were proud to increase our dividend for the 52nd consecutive year, and in January of 2025 we declared our 300th consecutive quarterly dividend, marking 75 years of continued dividends. As we begin 2025 our outlook remains positive. While sales were less than expected in 2024, we continued to see strong incoming orders during the year and ended the year with healthy backlog to begin the new year. As demonstrated by our increase in municipal sales in 2024, we remain well positioned to continue to benefit from infrastructure spending and the strong demand for flood control and storm water management. We remain focused on delivering long-term profitable growth.

“I appreciate the Gorman-Rupp team’s continued efforts to contribute to another successful year, and I am grateful to our customers, suppliers, and shareholders for their on-going support.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings, adjusted earnings per share, and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted earnings is earnings excluding amortization of customer backlog, write-off of unamortized previously deferred debt financing fees, and refinancing costs. Adjusted earnings per share is earnings per share excluding amortization of customer backlog per share, write-off of unamortized previously deferred debt financing fees per share, and refinancing costs per share. Adjusted earnings before interest, taxes, depreciation and amortization is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude amortization of customer backlog, write-off of unamortized previously deferred debt financing fees, refinancing costs, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings, adjusted earnings per share, and adjusted EBITDA to their respective corresponding GAAP financial measures, which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter. When inflation increases, the LIFO reserve and non-cash expense increase.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) risk of reserve and expense increases resulting from the LIFO2 inventory method; and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cybersecurity threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$162,704	$160,565	$659,667	$659,511
Cost of products sold	113,511	109,628	455,339	463,258

Gross profit	49,193	50,937	204,328	196,253
Selling, general and administrative expenses	25,013	25,996	100,506	96,660
Amortization expense	3,100	3,153	12,379	12,552

Operating income	21,080	21,788	91,443	87,041
Interest expense	(6,734)	(10,126)	(33,621)	(41,273)
Other income (expense), net	(668)	(422)	(7,329)	(1,807)

Income before income taxes	13,678	11,240	50,493	43,961
Provision for income taxes	2,701	2,264	10,378	9,010

Net income	$10,977	$8,976	$40,115	$34,951

Earnings per share	$0.42	$0.34	$1.53	$1.34

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

(thousands of dollars, except share data)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$24,213	$30,518
Accounts receivable, net	87,636	89,625
Inventories, net	99,205	104,156
Prepaid and other	9,773	11,812

Total current assets	220,827	236,111
Property, plant and equipment, net	131,822	134,872
Other assets	23,838	24,841
Goodwill and other intangible assets, net	481,982	494,534

Total assets	$858,469	$890,358

Liabilities and shareholders’ equity
Accounts payable	$24,752	$23,886
Current portion of long-term debt	18,500	21,875
Accrued liabilities and expenses	44,275	54,915

Total current liabilities	87,527	100,676
Pension benefits	6,629	11,500
Postretirement benefits	22,178	22,786
Long-term debt, net of current portion	348,097	382,579
Other long-term liabilities	20,238	23,358

Total liabilities	484,669	540,899
Shareholders’ equity	373,800	349,459

Total liabilities and shareholders’ equity	$858,469	$890,358

Shares outstanding	26,227,540	26,193,998

The Gorman-Rupp Company

Condensed Consolidated Statements of Cash Flows (Unaudited)

(thousands of dollars, except share data)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$40,115	$34,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,897	28,496
LIFO expense	5,142	6,891
Pension expense	2,715	3,604
Stock based compensation	4,008	3,252
Contributions to pension plans	(5,089)	(2,250)
Amortization of debt issuance fees	6,405	3,014
Deferred income tax charge (benefit)	(1,417)	(414)
Gain on sale of property, plant, and equipment	(1,195)	—
Other	387	1,335
Changes in operating assets and liabilities:
Accounts receivable, net	1,180	3,752
Inventories, net	(2,031)	559
Accounts payable	1,222	(1,518)
Commissions payable	(3,603)	9
Deferred revenue and customer deposits	(5,636)	5,773
Income taxes	2,129	1,226
Accrued expenses and other	(1,801)	6,316
Benefit obligations	(598)	3,229

Net cash provided by operating activities	69,830	98,225
Cash flows from investing activities:
Capital additions	(14,319)	(20,835)
Proceeds from sale of property, plant, and equipment	2,453	—
Other	—	672

Net cash used for investing activities	(11,866)	(20,163)
Cash flows from financing activities:
Cash dividends	(19,009)	(18,447)
Treasury share repurchases	(267)	(1,029)
Proceeds from bank borrowings	400,000	5,000
Payments to banks for borrowings	(443,000)	(39,500)
Debt issuance fees	(746)	—
Other	(115)	(551)

Net cash used for financing activities	(63,137)	(54,527)
Effect of exchange rate changes on cash	(1,132)	200

Net increase (decrease) in cash and cash equivalents	(6,305)	23,735
Cash and cash equivalents:
Beginning of period	30,518	6,783

End of period	$24,213	$30,518

The Gorman-Rupp Company

Non-GAAP Financial Information

(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted earnings:
Reported net income – GAAP basis	$10,977	$8,976	$40,115	$34,951
Amortization of acquired customer backlog	—	—	—	863
Write-off of unamortized previously deferred debt financing fees	—	—	3,506	—
Refinancing costs	—	—	2,413	—

Non-GAAP adjusted earnings	$10,977	$8,976	$46,034	$35,814

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.42	$0.34	$1.53	$1.34
Amortization of acquired customer backlog	—	—	—	0.03
Write-off of unamortized previously deferred debt financing fees	—	—	0.13	—
Refinancing costs	—	—	0.09	—

Non-GAAP adjusted earnings per share	$0.42	$0.34	$1.75	$1.37

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$10,977	$8,976	$40,115	$34,951
Interest expense	6,734	10,126	33,621	41,273
Provision for income taxes	2,701	2,264	10,378	9,010
Depreciation and amortization expense	6,924	7,300	27,897	28,496

Non-GAAP earnings before interest, taxes, depreciation and amortization	27,336	28,666	112,011	113,730
Amortization of acquired customer backlog	—	—	—	1,085
Write-off of unamortized previously deferred debt financing fees	—	—	4,438	—
Refinancing costs	—	—	3,055	—
Non-cash LIFO expense	1,697	477	5,142	6,891

Non-GAAP adjusted earnings before interest, taxes, depreciation and amortization	$29,033	$29,143	$124,646	$121,706